QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members
Antero Resources LLC:

        We consent to the use of our report dated March 20, 2012, with respect to the consolidated balance sheets of Antero Resources LLC and subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of operations, members' equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2011, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado

March 30, 2012

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm